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                                                                    EXHIBIT 15.1



To the Board of Directors and Shareholders of Dean Witter, Discover & Co.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Dean Witter, Discover & Co. and subsidiaries as of March 31, 1997 and for the three-month periods ended March 31, 1997 and 1996, as indicated in our report dated April 30, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is being used in the following Registration Statements of Morgan Stanley Group Inc.:

  Filed on Form S-3:
     Registration Statement No. 333-18005
     Registration Statement No. 333-01655
     Registration Statement No. 33-58611
     Registration Statement No. 33-51413

  Filed on Form S-8:
     Registration Statement No. 333-08571
     Registration Statement No. 33-13177
     Registration Statement No. 33-37652
     Registration Statement No. 33-18184
     Registration Statement No. 33-42464

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

New York, New York
April 30, 1997